Exhibit 5.14

CONSENT OF ALS LABORATORY GROUP

In connection with the annual information form of Avalon Rare Metals Inc. (the “Company”) dated November 28, 2013 (the “AIF”) which included references to our name and to the use of the report entitled “Technical Report on the Thor Lake Project, Northwest Territories, Canada” dated August 25, 2011 (the “Technical Report”) and the information derived from the Technical Report attributed to us in connection with drilling activities and related sampling and analysis at the Company’s Nechalacho property, the undersigned hereby consents to (i) the reference of the undersigned’s name in the AIF and (ii) the use of information derived from the Technical Report in the AIF attributed to us in connection with drilling activities and related sampling and analysis at the Company’s Nechalacho property, which are included in or incorporated by reference into the Registration Statement on Form F-10 originally filed by the Company with the United States Securities and Exchange Commission on August 21, 2013 and any amendments thereto and into the prospectus included therein.

ALS Laboratory Group /s/ Stuart Mcleod___ Name: Stuart Mcleod Title: Client Service Manager North America

Date: September 10, 2013